Exhibit 99.2

Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700 Fax +1.914.323.5752

Contacts:     Media                        Investors
Kelly McAndrew +1 (914) 323-5969        Matt Latino +1 (914) 323-5821
Kelly.McAndrew@xyleminc.com        Matthew.Latino@xyleminc.com

PAUL STELLATO NAMED VICE PRESIDENT, CONTROLLER AND
CHIEF ACCOUNTING OFFICER OF XYLEM
RYE BROOK, N.Y., August 18, 2017 - Xylem Inc. (NYSE: XYL), a leading global water technology company, today announced that Paul Stellato has been appointed Vice President, Controller and Chief Accounting Officer (CAO) of the Company, effective immediately.  Reporting to Xylem Senior Vice President and Chief Financial Officer Mark Rajkowski, Mr. Stellato will oversee all aspects of the Company’s financial reporting, accounting policies and controls.
“Paul brings significant financial expertise and broad business acumen to this role,” said Mr. Rajkowski. “Over the past decade, he has built a strong track record effectively leading a variety of critical areas of finance, including audit, investor relations, and financial planning and analysis. Importantly, he is a proven leader who will continue to add value as we execute our growth plans.”
Mr. Stellato, 42, has more than 20 years of accounting, finance and consulting experience. Most recently, he served as Xylem’s Vice President, Financial Planning & Analysis and as Xylem’s Corporate Controller on an interim basis. Prior to joining Xylem, he held a number of increasingly responsible positions at ITT, which he joined in 2003. Prior to joining ITT, Mr. Stellato held various positions with global accounting firms, including EY (formerly Ernst & Young).
He earned a bachelor’s degree in accounting from Villanova University and an MBA in finance from NYU Stern School of Business. Mr. Stellato is a Certified Public Accountant.
About Xylem
Xylem (NYSE: XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services settings. With its October 2016 acquisition of Sensus, Xylem added smart metering, network technologies and advanced data analytics for water, gas and electric utilities to its portfolio of solutions. The combined Company’s nearly 16,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York with 2016 revenue of $3.8 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.
The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with

Exhibit 99.2

the best water transportation of all -- that which occurs in nature. For more information, please visit us at www.xylem.com.

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